Exhibit 10.1

January 6, 2003

TERMS OF EMPLOYMENT

Dear Walter:

This letter confirms the terms of your employment as the President and Chief Executive Officer of Avanex (the “Company”), which employment began on November 18, 2002. The position of President and Chief Executive Officer is a regular, exempt position of considerable responsibility, integral to our continued business development and success. In this position you will be expected to devote your business time, attention and energies to the performance of your duties with the Company.

The specific terms of your employment are as follows:

Base Salary: Commencing on January 1, 2003, you will be compensated at a bi-weekly rate of $11,538.46, paid every other Friday, in accordance with the Company’s normal payroll procedures. (This represents an equivalent annual rate of pay of $300,000.00). The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

Merit Bonus: You will be eligible for a merit-based bonus equal to up to 50% of your base salary upon the achievement of certain milestones to be determined by the Compensation Committee and approved by the Board of Directors.

Work Location: Your primary place of work will be our offices in Fremont, California. You may be expected to travel for business reasons from time to time as befits your position at the Company. The Company will reimburse the reasonable costs of such travel in accordance with its standard policies in effect at the time.

Reporting: You will report to the Company’s Board of Directors.

Terms of Employment

Benefits: As a Company employee, you will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other employees of the Company, as they exist from time to time, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans, subject to the terms of those plans. You will, however, not be eligible to accrue Paid Time Off or be subject to the provisions described in the Company’s Paid Time Off Policy. You may take reasonable vacation and personal time off as long as your duties and responsibilities are fulfilled to the satisfaction of the Board of Directors The details regarding employee benefit plans will be provided at your orientation meeting with Human Resources. You should note that the Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time and for any reason.

At-Will Employment: You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment. This means that your employment relationship with the Company may be terminated at any time with or without notice, with or without good cause or for any or no cause, at either party’s option. You understand and agree that neither your job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your at-will employment with the Company.

Conflict of Interest: You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

In accepting this offer, you are representing to us that (a) you are not a party to any employment agreement or other contract or arrangement which prohibits your employment with the Company, (b) you do not know of any conflict which would restrict your employment with the Company and (c) you have not and will not bring with you to your employment with the Company any documents, records or other confidential information belonging to former employers. We ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed.

Terms of Employment

Employment, Confidential Information, and Invention Assignment Agreement: As a condition of your employment with the Company, you must sign and comply with an

Employment, Confidential Information, and Invention Assignment Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information. As a Company employee, you will be required to sign an acknowledgment that you have read and understand the Company policies and procedures (as set forth on the Company’s Outlook “Public Files” system or other similar electronic system that the Company may designate), and you will be expected to abide by all Company policies and procedures.

Arbitration Agreement: As a condition of your employment, you are also required to sign and comply with an Arbitration Agreement. Among other provisions, the Arbitration Agreement provides that in the event of certain disputes or claims relating to, arising out of or in connection with your employment relationship with the Company, you and the Company agree that (i) those disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to have such disputes resolved in court by a judge or jury; (iii) the arbitrator shall have the power to award any remedies available under applicable law, except attorneys’ fees and costs, which can be awarded to the prevailing party only if authorized by statute or contract, (iv) such disputes shall be resolved by a neutral arbitrator, and (v) the Company shall pay for any administrative or hearing fees charged by the arbitrator.

This letter, along with the other aforementioned employment-related agreements, set forth the terms of your employment with the Company and supersede in their entirety any and all prior agreements and understandings concerning your employment relationship with the Company, whether written or oral. The terms of this letter may only be amended, canceled or discharged in writing signed by an authorized representative of the Company and by you.

Governing Law: This letter shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California. You hereby agree to exclusive personal jurisdiction and venue in the state and federal courts of the state of California.

Severability: In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this letter shall continue in full force and effect without such provision.

To indicate your acceptance of the foregoing terms, please sign and date this letter in the space provided below and return it to Human Resources. A duplicate original is enclosed for your records.

Terms of Employment

We sincerely feel that Avanex can provide you with the opportunity to achieve rewarding results for both you and the Company, and we look forward to your contributions.

Sincerely,

Margaret Quinn

Vice President, Human Resources and Administration

Accepted: /s/ Walter Alessandrini                                                                                                               Date: 1/9/03